UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form SB-2/A

Pre-Effective Amendment No. 1

Registration Statement Under the

Securities Act of 1933

Z Yachts, Inc. (Exact Name of Small Business Issuer as Specified in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	5551 (Primary Standard Industrial Classification Code Number)	20-2725030 (IRS Employer Identification No.)

3598 Old Milton Pkwy Alpharetta, GA 30005 (877) 885-1650 (Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Gina Weller Chief Financial Officer 3598 Old Milton Pkwy Alpharetta, GA 30005 (877) 885-1650 (Name , Address and Telephone Number of Agent For Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. [   ] __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [   ] _______________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [   ] _______________________________

(Cover Page Continued)

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value per share	750,000	$1.50	$1,125,000	$132.41

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PART I - INFORMATION REQUIRED

IN PROSPECTUS

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus

Z YACHTS, INC.

750,000 Shares of Common Stock, $.001 par value per share

Offering Price of $1.50 per Share

We are offering up to 750,000 shares of our Common Stock, $.001 par value per share, in a best efforts direct public offering without the involvement of underwriters for $1.50 per share.  This offering may continue for a period of two years from the date of this prospectus or until all of the shares have been sold, and may be terminated at any time by us prior to sale of all shares.  A minimum investment of $3,000 is required.

We will receive all proceeds from the sale of the shares.  Such proceeds will be immediately available to us and there is no arrangement for an escrow, trust or similar account pending the sale of a minimum number of shares.  This offering will be made through our officers and directors, who will not receive additional compensation related to the offering.  We have agreed to pay all the costs of this offering.

There is no market for shares of our stock prior to this offering.  Our Common Stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.  We intend to apply for a trading symbol and to seek a market maker that will apply for admission of our stock to trade on the OTC Bulletin Board. However, there is no guarantee that our securities will ever trade on any exchange or be quoted on the OTC Bulletin Board.

THIS OFFERING IS HIGHLY SPECULATIVE.  THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.  SEE PAGE 2 FOR CERTAIN "RISK FACTORS" THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Price to Public	Underwriter Discounts and Commissions	Proceeds to Company
Per Share	$1.50	-0-	$1.50
Total	$1,125,000	-0-	$1,125,000

TABLE OF CONTENTS

PAGE

Summary Information and Risk Factors

1

Use of Proceeds

5

Determination of Offering Price

5

Dilution

6

Plan of Distribution

6

Directors, Executive Officers, Promoters, and Control Persons

7

Security Ownership of Certain Beneficial Owners and Management

8

Description of Securities

9

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

10

Description of Business

10

Management's Discussion and Analysis of Financial Condition and

Results of Operations

17

Description of Property

19

Certain Relationships and Related Transactions

19

Market for Common Equity and Related Stockholder Matters

20

Executive Compensation

21

Interest of Named Experts

21

Financial Statements

22

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements, including, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.  These risks and uncertainties include, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally.  Forward-looking statements are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SUMMFORIO AND RISK FACTORS

The prospectus summary contains a summary of all material terms of the prospectus.  You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, before making an investment decision.

Organization

Z Yachts, Inc. is the successor of a limited liability company founded in December 2002 in the state of Florida.  Our corporate offices are maintained at 3598 Old Milton Pkwy, Alpharetta, GA 30005.

The Offering

Securities Offered	750,000 shares of Common Stock, $.001 par value per share

Shares of Common Stock Outstanding Before Offering	19,056,650

Shares of Common Stock Outstanding After Offering (assuming sale of all shares offered)	19,806,650

Use of Proceeds	General corporate purposes, advertising, expansion and launch of additional products and services.

Market for Company Shares

There is currently no market for our Common Stock and there is no assurance that any market will develop.  If a market develops for our securities, it will likely be limited, sporadic and highly volatile.

Risk Factors

We face risks to continued operations including our limited operating history; seasonality of our sales; and our reliance on key employees.  Any of these risks may lead us to abandon or curtail our business plan.

Summary Financial Information

STATEMENT OF OPERATIONS DATA:	Year Ended September 30, 2005	Year Ended September 30, 2004

Brokerage Income	$ 370,937	$ 185,612
General & Administrative Expenses	881,507	183,858
Non-cash compensation	350,000	-
Net Income (Loss)	$ (862,793)	$ 1,754
Basic and Diluted Loss Per Share	$ (0.05)	$ 0.00

BALANCE SHEET DATA:	As of September 30, 2005	As of September 30, 2004

Total Assets	$ 33,588	$ 63,081
Total Liabilities	162,119	69,639
Stockholder's Deficit	$ (128,531)	$ (6,558)

OPERATING DATA:	Year Ended September 30, 2005	Year Ended September 30, 2004

Units Sold	76	58
Total Value of Boats Sold	$5,301,315	$2,724,300

Risk Factors

Our financial condition and results of operations raise substantial doubt about our ability to continue as a going concern.  As of September 30, 2005, we have an accumulated stockholder's deficit of $128,531, including an accumulated operating deficit of $873,273.  In addition, we incurred an operating loss for the year ended September 30, 2005 of $862,793.  Our ability to continue as a going concern is dependent upon our ability secure additional funding and attaining profitable operations.  We do not have any commitments and have not identified sources of additional funding and we cannot assure you that we will be able to attain or maintain profitable operation.  These conditions raise substantial doubt as to our ability to continue as a going concern.  See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

We may incur debt to finance continued operation. We may borrow money from our executive management or third persons to fund our operations.  If indebtedness is incurred, a portion of our cash flow from operations will be dedicated to the payment of interest and principal payments on our indebtedness and the lenders may be granted a security interest in our assets.  There is no assurance that our cash flows will be sufficient to fund total debt service requirements in the future.

Our sales are seasonal.  Our business is highly seasonal, with seasonality varying in different geographic markets. During the previous year, the average gross sales for the quarterly periods ended March 31, June 30, September 30, and December 31 averaged 14%, 41%, 27%, and 18%, respectively, of our annual sales.  Our results of operations in any fiscal quarter are not indicative of our operating results for the full year.  See "Description of Business - U.S. Recreational Boating Industry" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Our sales may be adversely affected by tornados, hurricanes and other severe weather.  Sales at each location can be adversely affected by hurricanes, tornados, and other severe weather that disrupts normal operations, destroys inventories of pre-owned vessels or otherwise has an adverse effect on the market for pre-owned vessels where they strike.  Such conditions are generally localized, have a limited impact on overall performance, and are mitigated by our continued operation in unaffected areas and the sale of replacement vessels.  In addition, they may create an offsetting demand for replacement vessels.  The 2005 Atlantic Hurricane Season included a record number of major storms that made landfall in the United States and had an adverse effect on our business for the current fiscal year because of the number of locations affected.  Such weather conditions cannot be predicted.  See "Description of Business - U.S. Recreational Boating Industry".

Our business may be adversely affected by unusual climate conditions.  Our sales can be adversely affected by unusual climate conditions, such as a later than normal spring or an earlier than normal winter, that affect the length of our peak sales season and the demand for vessels during the peak selling season.  Such climate conditions can have a serious effect on our performance because they may affect many locations simultaneously and do not generate additional opportunities for sale of replacement vessels.  Such climate conditions cannot be predicted.  See "Description of Business - U.S. Recreational Boating Industry".

We have a short operating history from which to evaluate our prospects.  We were founded in 2002 as a Florida limited liability company.  Our operations are subject to the risks inherent in the establishment of a new business enterprise including the ability to attract and retain management and operating personnel, availability of adequate financing, management of daily operations, implementation of communication and control systems, and acceptance of new business methods.  We do not have an adequate history of operations from which to evaluate our performance.  See "Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

We are subject to competition from dealers and other brokers.  We compete with numerous large and small companies to sell pre-owned vessels, including local brokerages and the brokerage division of new yacht dealers.   Many of these competitors provide other services and may have a greater presence in critical yachting markets or have greater financial resources and name recognition than we do.  See "Description of Business - Competition".

Certain insiders control our activities.  Our officers and directors and their families will control approximately 90.88% of our Common Stock after the offering.  As a result of their positions as officers and directors and their ownership of a large block of stock these individuals have the ability to control the election of directors, the approval or disapproval of significant corporate transactions, and other matters.  This concentration of ownership could have the effect of delaying, deterring or preventing a change in control or other transaction that you might view favorably, and may cause us to act in a manner that is more beneficial to such insiders than to outside stockholders.  It will be difficult for you to replace our management if you disagree with their policies or performance.  See "Security Ownership of Certain Beneficial Owners and Management".

We are dependent upon certain key officers and employees.  Our success is dependent upon the expertise and management decisions of James Weller, Chief Executive Officer and President; Gina Weller, Chief Financial Officer and Secretary; and Jason Eck, Chief Operating Officer and Vice President.  Our Florida Yacht Broker License is held individually by James Weller d/b/a Z Yachts.  The loss of services of any one of these officers could adversely affect our financial condition and results of operations.  See "Directors, Executive Officers, Promoters, and Control Persons".

Our Board of Directors is not independent.  We do not have independent members of our Board of Directors or an Audit Committee or Compensation Committee of our Board of Directors.  There is a potential conflict in that the members of the Board of Directors will be solely responsible for establishing the compensation paid to themselves as officers and will be responsible for selecting and compensating the auditor that will review our financial records, which they are responsible for preparing.  See "Directors, Executive Officers, Promoters, and Control Persons".

The offering price of $1.50 per share was arbitrarily set by our Board of Directors.  The offering price of $1.50 per share has been arbitrarily set by our Board of Directors and is not based upon earnings or operating history, assets, book value, net worth or any other recognized criteria of value.  No independent investment-banking firm has been retained to assist in determining the offering price for the shares or to review the terms of the Offering and you will not receive the benefit of an independent evaluation of our Common Stock.  Accordingly, the offering price should not be regarded as an indication of any future price of our stock.  See "Plan of Distribution" and "Determination of Offering Price".

There is no market for shares of our Common Stock and there is no assurance that a market will develop.  There has been no public market for our Common Stock prior to the Offering.  We intend to obtain a trading symbol and a market maker has applied for admission of our Common Stock for trading on the Over-the-Counter Bulletin Board.  However, there can be no assurance that the application will be approved or, if approved, that an active trading market will develop and continue after completion of the Offering or that the market price of Common Stock will not decline below the initial public offering price.  We anticipate that any market that develops will be limited, highly volatile, and will lack liquidity.  The volatility of the market could adversely affect the market price of our Common Stock and our ability to raise equity in the public markets.  These fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of our Common Stock.  See "Market for Common Equity and Related Stockholder Matters".

The application of the "Penny Stock Regulations" could adversely affect the future price of the Common Stock.  Our Common Stock will be deemed a penny stock.  Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market.  The "penny stock rules" impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse).  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase.  Additionally, the "penny stock rules" require the delivery prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks.  Consequently, the "penny stock rules" may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our Common Stock in the secondary market.  See "Description of Securities".

There is no assurance that this offering will provide sufficient funds for operation.  No commitment exists by any underwriter or broker-dealer to purchase all or any part of the shares being offered by us.  We will sell the shares on a "best efforts" basis and the aggregate funds that we receive from this offering will be reduced to the extent that less than all the shares offered are sold.  There are no arrangements to place the funds in an escrow, trust or similar account and there is no provision for the return of any amount invested if this Offering does not provide sufficient funds to continue as a going concern.  See "Use of Proceeds".

Purchasers in this offering will experience immediate dilution.  The members of the Board of Directors received a substantial number of shares of our Common Sock as a result of their previous efforts in developing our business and organizing this Offering.  In addition, certain relatives and associates of the Board of Directors participated in a round of financing in which they purchased shares of Common Stock at prices less than the offering price.  The investors in this Offering are subject to immediate and substantial dilution of the net tangible book value of their investment upon completion of the Offering.  See "Dilution".

USE OF PROCEEDS

The proceeds from this offering will be used for the following purposes:

Sale of

Description	250,000 Shares	500,000 Shares	750,000 Shares

Advertising and Marketing	$ 100,000	$ 250,000	$ 350,000
New Product Development	$ 100,000	$ 100,000	$ 100,000
Additional Brokers	$ 75,000	$ 150,000	$ 325,000
General Corporate
Offices	$ 50,000	$ 50,000	$ 50,000
Information System	$ 50,000	$ 50,000	$ 50,000
Administrative Employees	-	$ 150,000	$ 250,000

	$ 375,000	$ 750,000	$ 1,125,000

As funds are available, they will be applied first to the development, documentation and marketing of new products and services.  If sufficient funds are available, they will be used to fund general corporate advertising and other activities intended to increase our market presence.  As opportunities become available, proceeds will be used to expand our broker network by hiring or contracting additional brokers.  Proceeds will be allocated to general corporate purposes, including additional office space, information systems, and additional administrative personnel as the expansion of business requires.  See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Plan of Operations for the Year Ending September 30, 2006" for a description of new products that we intend to offer.

Pending application by us of the net proceeds of this offering, such proceeds may be invested in short-term, interest-bearing instruments or held in depository accounts with banks or other financial institutions.

DETERMINATION OF OFFERING PRICE

The offering price of the Common Stock has been arbitrarily determined by our Board of Directors.  No independent analysis was obtained by the Board of Directors.  In setting the offering price, the Board of Directors considered (i) the amount of funds that would be required to continue as a going concern for the next two (2) years, (ii) the expected value of our business as a whole based on current levels of sales growth and profitability, (iii) expenses expected to be incurred in the next two years to improve customer awareness and expand operations, (iv) alternative sources of funding, and (v) the ownership percentage that would be required to obtain alternative sources of funding.

DILUTION

Dilution represents the difference between the price per share paid by purchasers in the Offering and the net tangible book value per share.  Net tangible book value per share represents our net tangible assets (tangible assets less total liabilities), divided by the number of shares of Common Stock outstanding at the time of the Offering.  As of September 30, 2005, our net tangible book value per share was $(0.01) per share.  After giving effect to the sale of all shares offered in this Offering, our pro forma net tangible book value per share would be $.05 per share or an immediate dilution of $1.45 per share.

The following table illustrates the pro forma per share dilution described above:

Offering Price per share	$ 1.50

Net tangible book value per share before the offering	$ (.01)
Increase per share attributable to new investment	$ .06

Pro forma net tangible book value per share after the offering	$ .05

Dilution per share to new investors	$ 1.45

PLAN OF DISTRIBUTION

We are offering up to a total of 750,000 shares of Common Stock, $.001 par value per share, in a best efforts direct public offering without any involvement of underwriters or broker-dealers for $1.50 per share.  The offering may continue for a period of two years from the date of this prospectus or until all shares have been sold, and may be terminated at any time by us prior to sale of all shares.  A minimum investment of $3,000 is required.

We will receive all proceeds from the sale of shares.  Such proceeds will be immediately available to us and there is no arrangement for an escrow, trust or similar account pending the sale of a minimum number of shares.

We will sell the shares in this Offering through our officers and directors.  They will not receive a commission from the sale of any shares.  Pursuant to Rule 3a4-1 under the Securities Exchange Act of 1934, our officers and directors are not required to register as brokers with the Securities and Exchange Commission because each officer or director:

(a)

is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Securities Exchange Act of 1933Act,

(b)

will receive no compensation in connection with the Offering based either directly or indirectly on transactions in securities,

(c)

is not an associated person of a broker-dealer and has not been an associated person of a broker-dealer within the previous 12 months, and

(d)

primarily performs substantial duties for or on our behalf.

We have not engaged an underwriter, broker-dealer, or finder to assist us in this Offering.  However, certain broker-dealers that have not been engaged by us may offer shares of Common Stock for re-sale after the shares are quoted on the Over-the-Counter Bulletin Board Market.  If any such offers are made within 90 days after the date of this prospectus, such broker-dealers must comply with the prospectus delivery requirements under Rule 174 under the Securities Act of 1933, as amended.

We contracted with GoPublicToday.com, Inc. for certain advisory and consulting services related to this Offering, including assistance in arranging for a registered broker-dealer to file an application for trading our Common Stock on the Over-the-Counter Bulletin Board (the "OTCBB").  An application for trading on the OTCBB has been filed on our behalf by Public Securities, Inc.  Neither GoPublicToday.com, Inc. nor its parent, Public Company Management Corporation, or the affiliates or employees of either of them, will be engaged in distribution of or making a market in our Common Stock.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The Board of Directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director is elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal.  Our directors and executive officers are set forth below.

Name	Age	Positions

James G. Weller	36	Director, Chief Executive Officer and President
Regina F. Weller	38	Director, Chief Financial Officer and Secretary
Jason C. Eck	34	Director, Chief Operating Officer and Vice President

James G. Weller.  Mr. Weller has served as Director and Chief Executive Officer since April, 2005 and President (including our predecessor Z Yachts LLC) since December, 2002.  Mr. Weller was formerly President of Weller Consulting, a business and software consulting firm (May 1996-November 2002); and a Senior Consultant for SAP America, a software and management-consulting firm (May 1992-April 1996).  Mr. Weller earned his business degree in 1991 from Florida State University and currently holds a Florida Yacht Salesperson License (since 2003) and Florida Yacht Broker License (since March 2005).  Mr. Weller is married to Regina F. Weller, a director and our Chief Financial Officer and Secretary.

Regina F. Weller.  Mrs. Weller has served as Director and Secretary since April, 2005 and Chief Financial Officer (including our predecessor Z Yachts LLC) since December, 2002.  Mrs. Weller was formerly a business consultant of Weller Consulting, a business and software consulting firm (June 2001-January 2005); and a consultant with Harp Consulting, LLC, a business-consulting firm (March 1995-July 2001).  Mrs. Weller earned her accounting/MIS degree in 1988 from the University of Southern Mississippi, a Certificate of Financial Planning in 2001 from Florida State University, and obtained her Georgia real estate license and Certified Estate Counselor Certification in 2001.  Mrs. Weller is married to James G. Weller, a director and our Chief Executive Officer and President.

Jason C. Eck.  Mr. Eck has served as Director and Vice President since April, 2005 and Chief Operating Officer (including our predecessor Z Yachts LLC) since November, 2002.  Formerly, Mr. Eck was involved with the development planning and management for RemJak Real Estate (October 1986-November 2001) and general manager of Lake Geneva Charter Service (May 1988-June 1996).  Mr. Eck earned his degree in International Business from St. Norberts University in 1992.

Board Committees

We have no audit committee or compensation committee or other board committee performing equivalent functions and no director serves as an audit committee financial expert because of the limited number of employees and lack of independent directors.  All functions of the audit committee and compensation committee are performed by the full Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership of our Common Stock by each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, our directors, our executive officers, and our executive officers and directors as a group.  There are no arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the United States Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security.  A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right.  More than one person may be deemed to be a beneficial owner of the same securities.  The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days.  Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.  Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our Common Stock listed below have sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner	Position	Shares of Common Stock Owned	Percentage of Issued and Outstanding Common Stock Before Offering	Percentage of Issued and Outstanding Common Stock After Offering

James G. Weller (1) 3598 Old Milton Pkwy Alpharetta, GA 30005	President, Chief Executive Officer and director	12,000,000	62.97%	60.59%

Gina F. Weller (1) 3598 Old Milton Pkwy Alpharetta, GA 30005	Chief Financial Officer, Secretary and director	12,000,000	62.97%	60.59%

Jason C. Eck 3598 Old Milton Pkwy Alpharetta, GA 30005	Chief Operating Officer, Vice President and director	6,000,000	31.49%	30.29%

All officers and directors as a group (1)		18,000,000	94.46%	90.88%

(1) James G. Weller and Gina F. Weller are married.  The amount of shares set forth above for each includes 6,000,000 shares owned by the other.

DESCRIPTION OF SECURITIES

General

Our Articles of Incorporation authorize the issuance of 50,000,000 shares of Common Stock, $.001 par value per share.  As of September 30, 2005, there were 19,056,650 shares of our Common Stock issued and outstanding held by 17 stockholders of record.

The holders of the shares of Common Stock: (a) have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution upon winding up of our affairs; and (c) are entitled to one vote per share on all matters on which stockholders may vote at all meetings of stockholders.

The holders of shares of Common Stock do not have: (a) cumulative or special voting rights; (b) preemptive rights to purchase new issues of Common Stock; (c) preference as to dividends or interest; (d) preference upon liquidation; or (e) any other special rights or preferences.  In addition, the shares of Common Stock are not convertible into any other security and there are no restrictions on dividends payable to holders of shares of Common Stock under any loan, other financing arrangements or otherwise.

Penny Stock Considerations

Our Common Stock will be "penny stock" as that term is generally defined in the Securities Exchange Act of 1934 and will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.  Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $200,000 individually or $300,000 together with his or her spouse, is considered an accredited investor.  In addition, under the penny stock regulations the broker-dealer is required to:

o

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the United States Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

o

Disclose commissions payable to the broker-dealer and current bid and offer quotations for the securities;

o

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

o

Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling stockholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practices and disclosure requirements could impede the sale of our Common Stock, if our Common Stock becomes publicly traded.  In addition, the liquidity for our Common Stock may be decreased, with a corresponding decrease in the price of our Common Stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws, subject to the provisions of Nevada Corporation Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in our best interest.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the United States Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

We believe we are the largest marine brokerage-only network in the United States, offering new and pre-owned boats with approximately 40 employed and contract brokers located in 17 states.  We represent more than $60,000,000 in pre-owned boats and four manufacturers of new vessels.  Each of our brokers is trained in our proprietary sales methods and supported by our national marketing presence and our internal information systems.  We also provide centralized closing and documentation services in connection with vessel purchases and assist purchasers in arranging vessel financing, extended service contracts and insurance through our relationship with independent lenders, service providers and brokers.

We intend to expand the scope of our operations to include a national pre-owned vessel certification program and other products and services relating to yacht brokerage transactions.

U.S. Recreational Boating Industry

The recreational boating industry in the United States generated approximately $33 billion in retail sales in 2004, including the sales of new and previously owned boats, marine products such as engines, equipment and accessories, and related expenditures such as fuel, insurance, docking, storage and repairs.  In 2004, the sales of traditional powerboats (outboard, stern-drive and inboard) totaled $15.8 billion, which included $7.9 billion relating to the sale of more than one million pre-owned powerboats.  Sales growth of recreational boats has outpaced U.S. economic growth, increasing an average of 8% annually since 1997 compared to a 3.4% average annual increase in the Gross Domestic Product during the same period.  The number of purchasers has consistently grown since 1997 primarily because the "baby boom" generation is reaching the age where they have time, health and money for boating.  The trend is expected to continue for

The purchase of a new or pre-owned vessel is the largest recreational purchase made by many individuals.  Both the decision to purchase a vessel and the size and cost of the vessel are significantly affected by general economic factors, consumer confidence levels, tax laws, fuel prices, weather, and the amount of disposable income available to the purchaser.  Most pre-owned boat purchasers are in the 35 to 54 age group and have median incomes of $50,000 to $75,000 per year.  New boat buyers tend to be slightly older and have median incomes of $75,000 to $99,000 per year.  On average, a boat owner will purchase or sell a boat every 36 months nationwide and every 18 months in Florida.

The market for both new and pre-owned boats is highly seasonal with approximately 67% of all sales occurring during the primary boating season from April 1 to September 30 of each year.  As a result, inventories of new and previously owned vessels tend to be greater and to have slower turnover during the out of season months and supplies of both new and pre-owned vessels tends to be more restricted during the boating season.  In addition, weather and climatic factors can have significant impacts on the commencement, duration and end of the primary boating season and the supply and availability of pre-owned vessels.  Hurricanes, tornados and other extreme weather can reduce the number of pre-owned vessels available for sale in a particular market and a late spring or early winter can reduce the length of the primary boating season.

Most new boats are sold by dealers that have a contractual relationship with one or more manufacturers.  Larger and custom-built vessels may be purchased directly by the purchaser from the shipyard or through a representative of the shipyard and frequently will include the involvement of a naval architect or other professional to advise and assist the purchaser in preparing specifications for the vessel based on its intended use and the purchaser's taste and preference.  Some large vessels are built by the shipyard on a production or semi-production basis and are sold through dealers that assist the purchaser in specifying power-plant options and other finishing items.  Smaller vessels are frequently completed by the manufacturer with only a minimum amount of options that may be specified by the purchaser.  There has been some recent effort to consolidate the fragmented and regional new boat dealer market by MarineMax, Inc. and other companies.  New boat dealers will generally maintain a facility at which they store an inventory of new boats and provide maintenance and repair services for the manufacturers they represent.  Many dealers are authorized by accessory manufacturers to sell and install instruments, accessory equipment and other items on the new boats they sell and may provide assistance to the purchaser in arranging transportation, insurance or financing for the vessels they sell.  If a new boat dealer offers pre-owned vessels, the operation is frequently conducted on a limited basis with respect to boats that have been accepted in trade or which a purchaser must sell to purchase a new boat.

The pre-owned marine industry remains highly fragmented and localized.  It includes over 1,500 independent marine brokers and 4,000 boat dealers, most of which operate in a single market and provide varying degrees of merchandising, professional management and customer service.  In most cases, the seller of a pre-owned vessel will either attempt to sell his boat directly or list his vessel with a local broker, who acts as the agent of the seller to market a vessel in exchange for a commission of 10% of the selling price.  Most brokers operate only in a single market or a few closely related markets.  To reach a larger population of potential purchasers, many pre-owned vessels are listed by the brokers in widely-distributed publications or in Internet listing services.  Because of the limited areas and size of most brokerages, brokers may find it difficult to provide the level of service that sellers and purchasers have come to expect or have the resources to commit to a nationwide marketing campaign.

Z Yachts

We believe we are the largest brokerage-only merchandiser of recreational watercraft in the United States.  Our network consists of approximately 40 employed and contract marine brokers with locations in 17 states and aggregate brokerage listings of more than $50 million.  We believe the next largest company engaged primarily in brokerage operations is United Yacht Sales, Inc. with approximately 30 brokers located primarily in Florida.  The following table contains information on each of our brokers as of December 16, 2005.

		Pre-Owned Vessels		New Vessels
Broker	Location	Number	Listed Value	Number	Listed Value

Alan Small	Charleston, South Carolina	14	$1,176,099.00	-	-
Arnold J. Cross	Houston, Texas	10	$800,300.00	7	$1,824,851
Brad Morescki	Winona, Minnesota	11	$1,170,890.00	-	-
Bram Kadonoff	Annapolis, Maryland	1	$45,000.00	-	-
Dan Wierzbinski	Chicago, Illinois	12	$1,177,500.00	-	-
David Knight	Pearland, Texas	13	$1,502,900.00	-	-
Dean Barrow	Lake of the Ozarks, Missouri	15	$2,304,500.00	-	-
DeAnna Lyons	Chicago, Illinois	31	$3,558,309.00	-	-
Donald Helbich	New Bern, North Carolina	6	$540,900.00	-	-
Doug Saunders	Annapolis, Maryland	18	$2,318,900.00	-	-
Dwain Ethridge	Bristol, Tennessee	2	$ 67,500.00	-	-
Edward Watford	Little Rock, Arkansas	1	$99,900.00	-	-
Eric Williams	Alpharetta, Georgia	3	$145,400.00	-	-
Erik Wayton	Peachtree, Georgia			-	-
Erwin Effler	St. Athens, Ohio	2	$319,900.00	24	$2,320,379
Gary Zeller	Holly Springs, North Carolina	10	$924,600.00	-	-
Glenn Tuttle	Saratoga Springs, New York	26	$2,580,290.00	-	-
Greg Hines	Columbia, Tennessee	11	$1,259,700.00	-	-
James Seith	Lake Geneva, Wisconsin	14	$1,060,199.00	-	-
Jason Eck	Lake Geneva, Wisconsin	2	$517,900.00	-	-
Lon Wojtowicz	St. Paul, Minnesota	9	$524,000.00	-	-
Matt McQuillen	Hampton, Virginia	3	$593,400.00	-	-
Patrick Scoggin	Discovery Bay, California			-	-
Peter Hughes	Dartmouth, Massachusetts	11	$809,699.00	-	-
Peter Stecher	Amherst, New York	15	$1,329,295.00	-	-
Pierre Y. Fourtot	Tamarac, Florida	5	$290,800.00	-	-
Richard Brock	Oakland Township, Michigan	28	$5,094,200.00	-	-
Richard Dodane	Englewood, Florida	15	$1,288,950.00	-	-
Richard Phipps	Little River, South Carolina	6	$5,419,660.00	-	-
Rick Taylor	Glendale Heights, Illinois	7	$ 584,795.00	-	-
Scott Vallary	Setauket, New York	3	$405,500.00	-	-
Sean Wayton	Southlake, Texas	32	$5,295,233.00	1	$528,000.00
Seth Burchill	Flowing Wells, Texas	23	$3,132,799.00	-	-
Skip Ballje	Egg Harbor, Wisconsin	20	$1,666,450.00	-	-
Steven Garrison	Aventura, Florida	5	$267,500.00	-	-
Thomas Prine	Knoxville, Tennessee	15	$1,360,549.00	-	-
Timothy Pratt	Woodstock, Georgia	14	$1,981,150.00	-	-
				-	-
TOTALS		413	$51,614,887.00	32	$4,673,230.00

Our business is based on a strong local presence in the major boating centers of the United States coupled with a national brand affiliation resulting from the national advertising of the "Z Yachts" brand, active participation in all recognized professional associations, and prominent exhibition at both local and national boat shows and trade events.  Since each of our brokers concentrates on a single local market, they gain vital information on the economics, types of vessels available for sale, and preferences of the customers in the local market.  This information is communicated to our other brokers through our efficient information management system to increase the geographic sales area for listings in the local area and broaden the search area for vessels sought by customers within that locale.  In addition, a local presence encourages development of strong relationships with the local boating community and participation in local events which furthers our national brand identity.  We support our local brokers with innovative brokerage practices, including flexible listings, participation in commissions, national marketing, uniform branding, information systems, proprietary sales training, and centralized administrative services.

Flexible Listing.  Traditional marine brokers require the seller of a vessel to sign an exclusive listing agreement that provides for the payment of a 10% commission on the sale of the vessel regardless of who locates a buyer.  Our brokers offer a flexible listing arrangement in which they work with the owner to determine the method of marketing each vessel and provides for three listing alternatives.

o

An "open listing" permits the owner to list the vessel with other brokers or sell the vessel independently.  If our broker produces a buyer for the vessel our broker receives a 10% commission.  Otherwise our broker receives no commission.  This type of listing permits the owner to sell his boat directly or through other brokers without the obligation to pay a commission to us.

o

A "restricted listing" permits the owner to list the vessel independently but does not allow listing with other brokers.  If our broker or any other broker produces a buyer for the vessel our broker receives a 9% commission, which may be split with any co-broker.  Otherwise our broker receives no commission.  This type of listing permits the owner to sell his boat directly without the obligation to pay a commission to us.

o

An "exclusive listing" requires the payment of an 8% commission to us regardless of who produces a buyer for the vessel.

Participation in Commissions.  Each of our employed and independent brokers participates in the commissions that they generate at rates depending on their individual circumstances.  Independent brokers retain 70% of the commissions they generate but must pay all costs of the local operation, including local advertising and professional affiliations.  Employed brokers are entitled to between 40% and 50% of the commissions they generate depending on whether we fund a local office.

National Marketing.  Although boats are listed locally, we provide each vessel listed by our brokers with national market exposure through print and electronic media.  We maintain a comprehensive listing of all listings on our web site at www.zyachts.com and list selected vessels on two multiple listings and 12 other online boat advertising sites, which provide our listings to over 700 member brokers.  In addition, we purchase large display ads featuring selected listings in major boating publications each month and attend most major boat shows throughout the year to disseminate our listings in new boating communities.  As a result of our nationwide exposure, over 1.2 million boat shoppers view at least one of our listed vessels each month, we receive a new listing on average each day, and we complete one transaction on average every three business days, or about 80 transactions each year.

Uniform Branding. All of our brokers, advertising, and other operations are branded with the "Z" logo.  We also offer logo accessories and clothing to further enhance our brand identification and promote the uniform branding of our brokers by attendance at major boat shows and sponsorship of local boating events.  Our brokers benefit from national exposure but continue to have only local responsibility.

Information Systems. Information about each vessel listed by our brokers is made available to all of our brokers through a centralized broker support system.  This system includes details of the vessel that are not readily available to individuals or other brokers over the Internet or print advertising and facilitates the sale of a vessel throughout our broker network.  In addition, the broker support system contains information utilized to streamline other centralized activities such as closing services, documentation, financing and insurance, and provides tools to measure the performance of each broker.

Sales Training.  Each of our brokers is trained on our proprietary sales system, "Six Steps to a Guaranteed Sale", which provides proven sales techniques and maintains client satisfaction in every transaction.  This sales training includes specific timeframes and activities to ensure that each vessel is listed at the highest reasonable offering price and to include the vessel owner in the important decisions about how to sell his or her boat.  No other brokerage provides a similar sales training program.

Centralized Administration.  Many local brokers find it difficult to manage the time necessary to list, market and show vessels with the time necessary to close and document transactions.  Moreover, the documentation necessary to finance, insure and transfer ownership of a vessel can be complex and requires specialized knowledge to complete properly.  We perform these functions for our brokers using specially trained independent contractors to assist purchasers in locating financing and insurance, preparing United States Coast Guard (USGC) documentation and completing the transaction.  Our contractors also assist in arranging transportation, marine surveys and other ancillary services, freeing our brokers to focus on listing and selling boats.

Products and Services

We presently offer new and previously owned recreational boats and related marine products including trailers and marine financing and insurance services.

Pre-Owned Boats.  Our primary business is the brokerage listing, marketing and sale of pre-owned vessels, for which we receive commissions.  Although any vessel may be sold through brokerage, the ideal vessels for brokerage sale are between 25' and 100' in length and have a resale value of between $35,000 and $350,000.  Smaller vessels are frequently sold directly from the owner to the new purchaser and larger vessels have an extremely limited market.  Since we act as a broker in each transaction, we do not own an inventory of pre-owned vessels and do not incur the cost of acquiring, maintaining or storing the pre-owned vessels we offer or the cost of maintaining a show room or other large facility.  Accordingly, our ability to be successful in the sale of pre-owned boats depends upon the ability of our brokers to list high quality vessels at attractive prices and to identify qualified purchasers for vessels listed by us or others.  We introduced the first national pre-owned certification program which is offered only on vessels listed by our brokers and guarantees that each certified pre-owned boat has passed a rigorous inspection and provides extended protection against failure of most mechanical parts.  We believe that this certification program will enhance the value and salability of vessels listed by our brokers and will result in a greater number of listings by, and an increase in turnover for, our brokers.  This program is offered without cost to a listing owner but the owner is required to repair or replace any systems that do not pass inspection.  Warranty coverage is provided by a third party insurer and funded either by us or the selling owner at the time of sale.

New Boats.  We have entered brokerage agreements with the manufacturers of selected limited production new boats that permit us to sell new vessels using the same broker network that sells pre-owned vessels.  These arrangements permit us to offer a new vessel alternative to traditional brokerage clients and allow us to introduce small volume boats in markets that cannot sustain a dealership operation.  Each line of new vessels is assigned a product manager to coordinate orders between the selling broker and the manufacturer and work directly with the manufacturer to validate all listing specifications, warranty, and other information about each vessel.  The following table lists information about each line of new vessels we offer in our Manufacturer Direct Program:

Manufacturer	Description	Price Range

Dehler Sailing	Limited production sailing vessels from 29 to 47 feet	$100,000 - $490,000

Challenger Offshore	Performance and Sportfisher power boats from 19 to 53 feet	$31,400 - $279,900

Black Hawk	Center console boats from 25 to 32 feet	$81,900 - $98,900

Xtreme Companies	First responder specialty vessels for fire, rescue and emergency use	$49,995 - $84,995

Trailers.  We have an agreement with Performance Trailers that allows our brokers to sell new trailers for vessels that do not come equipped with a trailer.  Such sales are based on the suggested manufacturer's retail price and dealer discounts.

Financing.  We act as a reseller of marine loans for a national lender under an arrangement that permits us to take loan applications from qualified borrowers and quote interest rates and terms based on guidelines provided by the lender.  The lender makes all credit decisions and funds all loans directly.  We receive compensation based on the difference between the wholesale interest rate established by the lender and the rate specified in the loan.  We also act as a commissioned referral source for eBoatLoans.com and other marine loan brokers.

Insurance.  We presently assist purchasers of boats to identify sources and complete applications for marine insurance.  We receive a marketing fee from the insurance broker for this service.  We are not presently authorized to act as a broker for marine insurance and refer all marine insurance to qualified brokers.  We may offer marine insurance brokerage services in the future subject to licensing requirements.

Planned Expansion

The pre-owned brokerage market in the United States is highly fragmented.  We intend to acquire additional brokers, and their related listings and customer base, in selected yacht basins.  On August 15, 2005 we announced the expansion of our broker network into the Tennessee River Valley, Coastal Alabama, Florida Gulf Coast and Eastern Michigan areas.  As of September 30, 2005, we had approximately 40 employed and contract brokers located in 17 states.  Our primary focus will be to acquire a presence in California, Oregon, Washington, Ohio, Michigan, and other high-end, well established recreational boating markets not served by our present brokers.  We will look for markets with access to a large recreational boating community, a large population of existing recreational vessels, and attractive boating demographics.

In addition to the expansion of our brokerage operations we will introduce or expand products and services in conjunction with established marine industry providers, including the certified pre-owned boat program, finance and insurance referrals, extended warranty products, charter services, and commissioning services.

Competition

The recreational boating industry is characterized by numerous suppliers and multiple sources of products and services.  As a result we face intense competition for qualified purchasers, quality brokerage vessels, high visibility advertising and exhibition space, and the other requirements of our business.  We believe that our established network, local representation in key boating markets across the country, attractive listing alternatives, brand identity, and efficient information and support systems are significant advantages in obtaining both qualified customers and quality brokerage vessels.  Our national brand identification and sponsorship activities make it easier for us to obtain advertising and exhibition space.

We compete primarily with single location boat dealers and brokers in each market.  Most of these facilities rely on their one location or boat shows to produce their sales and do very little national marketing to promote sales of pre-owned vessels.  No individual broker or dealer has a dominant position in any market.  In certain areas, we compete with large dealers and large national chains that also have brokerage operations.  These dealers have substantial financial, marketing and other resources.  No individual broker or dealer has a dominant positioning any market.

Employees

In addition to our three executive officers, we have 11 full-time employees that include a Director of Information Technology who is responsible for maintaining our website, information systems, and all computer equipment, a Listing Agent that is responsible for our boat listings on various advertising sites, an Accountant, Director of Brokerage Development and Sales Agents.  We also rely on multiple independent brokers throughout the United States with whom we have contractual relationships relating to the use of our system and services.  Each of our brokers, whether employed or contracted, represents our listings exclusively and may offer boats listed by other brokers only as our representative.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of the Year Ended September 30, 2005 ("Fiscal 2005") with the Year Ended September 30, 2004 ("Fiscal 2004")

Revenues increased by 99.9% to $370,937 for Fiscal 2005 compared to $185,612 for Fiscal 2004.  The increase in revenues is primarily a result of the expansion of our network of brokers and increased visibility on the Internet, which resulted in the sale of 76 vessels having a value of $5,301,315 for Fiscal 2005 compared to the sale of 58 vessels having a value of $2,724,300 during Fiscal 2004.  The 2005 Atlantic Hurricane Season was one of the most active and destructive seasons on record, including hurricanes Dennis, Katrina, Rita and Wilma that made landfall on the United States Gulf Coast.  Each major storm disrupted one or more of our locations by damaging and destroying inventories of pre-owned vessels.  Because of the record number of major storms that made landfall in our market areas, the 2005 Atlantic Hurricane Season had an adverse effect on our sales.

The following table contains information about revenue and expenses relating to various products and services offered during Fiscal 2005.

	Revenue	Expenses

Brokerage Commissions (Pre-Owned)	$370,937	$224,788
Brokerage Commissions (New)	-0-	-0-
Other	-0-	-0-

General and administrative expenses increased 381.2% to $881,507 for Fiscal 2005 compared to $183,193 for Fiscal 2004.  The increase in general and administrative expenses is primarily the result of increases in advertising and other costs associated with the expansion of our brokerage network, increased distributions of brokerage fees to our employed and contract brokers and fees incurred in connection with the public offering of our stock.  In addition, we incurred non-cash compensation expenses of $350,000 in Fiscal 2005 relating to 500,000 shares of our common stock issued to GoPublicToday.com, Inc. as compensation for consulting services.  Depreciation expenses incurred in Fiscal 2005 totaled $1,059 and relate to certain information systems placed in service during the year.  We did not incur non-cash compensation charges or depreciation expenses during Fiscal 2004.

The increase in general and administrative expenses and non-cash compensation expenses resulted in a net loss of $862,793 for Fiscal 2005 compared to net income of $1,754 for Fiscal 2004.

Liquidity and Capital Resources

Cash from operations during Fiscal 2005 was not sufficient to fund our requirements.  In April 2005, we completed a private placement of 556,000 shares of our Common Stock at $.70 per share that generated net proceeds of $389,655.  In addition, we entered into a $100,000 line of credit with Bank of America under which $66,900 was outstanding on September 30, 2005, and incurred net additional indebtedness to our shareholders in the amount of $5,764.  Notwithstanding the foregoing, we consumed $44,205 in cash during Fiscal 2005 and had available cash at September 30, 2005 in the amount of $18,876.

We will require approximately $2,400,000 to fund operations for the next 12 months and approximately $1,000,000 to fund planned expansions during the next 12 months.  We believe that cash flow from operations will be sufficient to fund our present operating requirements and that the proceeds from this offering will be sufficient to fund planned expansions.  In the event that funds from operations or the proceeds from this offering are insufficient, we will utilize available lines of credit or additional loans from our stockholders to fund any deficiency or delay or curtail planned expansion.  We presently have available $3,605 in committed unused credit facilities.  If necessary we may withdraw from certain markets, terminate employed or contract brokers, terminate certain services, or close locations to conserve cash for continued operation.

Plan of Operations for the Year Ending September 30, 2006

We intend to expand both the scope of our existing operations and to add new products and services during the year ending September 30, 2006.

Since September 30, 2005 we have expanded our broker network by adding brokers in the Tennessee River Valley, Coastal Alabama, Gulf Coast Florida and Eastern Michigan areas.  Our future efforts will be focused on expanding our brokerage territory, particularly in the West Coast and Great Lakes area, by hiring or contracting with 10 or more existing brokers operating in those areas.  By hiring or contracting with existing brokers we are able to reduce the time and cost required to establish a local presence.  In addition, we will continue to seek new manufacturers to participate in the Manufacturer Direct Program for sales of new vessels.  We estimate that our planned expansion will require between $125,000 and $450,000 in expenses relating to hiring additional brokerage personnel and improvement of information systems during 2006.

We have initiated a certified pre-owned boat program that includes a multiple-point inspection of mechanical, electrical and structural systems and provides protection against pre-mature failure of certain components.  This program is available only to boats listed by our brokers.  It is expected to increase the saleability of certified vessels, attract additional vessels for listing and reduce the time between listing and sale.  This new product is expected to require approximately $75,000 in additional costs relating to advertising and product documentation during 2006.

Other new products we expect to introduce or expand in 2006 include: consulting and referral services to assist purchasers in obtaining financing and insurance for boats they purchase; the sale of extended warranty products provided by third party insurers; booking crewed and bareboat charters; brokerage of transportation and commissioning services; and preparation and filing of vessel documentation.  We anticipate a cost of between $75,000 and $500,000 to develop and market these services.

We have retained an independent consultant to advise and assist us in improving our brand identification, advertising and marketing program.  This improvement program will require the expenditure of approximately $100,000 and will result in more efficient and attractive web presence, boat show exhibits and a consistent advertising strategy to improve our national recognition.  It will also include improvements to our information systems that will make our centralized services easier to access and more responsive.

DESCRIPTION OF PROPERTY

Our corporate offices are maintained at 3598 Old Milton Pkwy, Alpharetta, GA  30005.  We also maintain offices in Lake Geneva, WI and Annapolis, MD.  All facilities are leased.  The following table provides information on existing office leases.

Location	Lease Expiration	Monthly Rent

Alpharetta, GA	November 2006	$1,415
Lake Geneva, WI	May 2006	$700
Annapolis, MD	September 2006	$1,590

Our offices are in good condition, and we believe that our facilities are adequate to meet our current needs and are sufficient to conduct our operations.

In addition to the facilities we lease, our affiliated brokers operate out of their homes or facilities leased by them.  We have no responsibility for such facilities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 8, 2005, we converted from a privately held limited liability company organized under the laws of the State of Florida to a privately held corporation organized under the laws of the State of Nevada.  As a result of that re-organization, our founders and owners, Mr. James G. Weller, Mrs. Regina F. Weller, and Mr. Jason C. Eck, became our executive officers, directors and principal stockholders.  Each of our founders received 6,000,000 shares of our Common Stock for their interest in our predecessor entity and previous services in our creation and growth.  At the time of the re-organization, such stock had a nominal real value because we did not have significant assets or cash flow and any value was substantially dependent on the efforts of such persons.

In addition to the foregoing, each of Messrs. Weller and Eck and Mrs. Weller have received and will continue to receive a salary for their services.

In April 2005, we completed the private placement of 556,650 shares of our Common Stock with 14 investors in exchange for an aggregate investment of $389,655.  All of the investors in the private placement were relatives or close business associates of Mr. and Mrs. Weller or Mr. Eck.

Also in April 2005, we issued 500,000 shares of our Common Stock to GoPublicToday.com, Inc. pursuant to a Consulting Agreement.  GoPublicToday.com, Inc. has provided and will provide advice relating to becoming a public company and compliance with securities laws and regulations.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our Common Stock and a regular trading market may not develop, or if developed, may not be sustained.  A stockholder therefore, may not be able to resell his or her Common Stock should he or she desire to do so when eligible for public resale.  Furthermore, it is unlikely that a lending institution will accept our Common Stock as pledged collateral for loans unless a regular trading market develops.  An application for trading on the Over-the-Counter Bulleting Board has been filed on our behalf by Public Securities, Inc.  However, we cannot assure you that we will engage a person to make a market in our Common Stock or that any market will develop.

OTC Bulletin Board Considerations

The OTC Bulletin Board (the "OTCBB") is separate and distinct from the NASDAQ stock market.  NASDAQ has no business relationship with issuers of securities quoted on the OTCBB. The SEC's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCBB.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can de-list issuers for not meeting those standards, the OTCBB has no listing standards.  Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.  The only requirement for inclusion in the OTCBB is that the issuer be current in its reporting requirements with the Securities and Exchange Commission.

Investors may have greater difficulty in getting orders filled because it is anticipated that if our Common Stock trades on a public market, it initially will trade on the OTCBB rather than on NASDAQ.  Investors' orders may be filled at a price much different than expected when an order is placed.  Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTCBB securities.  Investors do not have direct access to the bulletin board service.

OTCBB transactions are conducted almost entirely manually.  Because there are no automated systems for negotiating trades on the OTCBB, they are conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because OTCBB stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

Registration Agreements and Sale of Our Common Stock Under Rule 144

As of September 30, 2005, there are 1,056,650 shares of our Common Stock held by non-affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities.  In addition, there were 18,000,000 shares of our Common Stock held by affiliates.  None of such shares are presently eligible for sale under Rule 144 and we do not have any agreement with any of the foregoing stockholders to register any such shares.

Holders

As of the date of this registration statement, we had 17 stockholders of record of our Common Stock.  We have no equity based compensation plans or outstanding options or warrants.

Dividends

We have not declared any cash dividends on our Common Stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.  There are no present loan agreements or other agreements that impose any restrictions on the payment of dividends.

Reports to Stockholders

As a result of this Offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission.  We will send an annual report to stockholders containing audited financial statements whether or not we hold an annual meeting of stockholders.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2.  For further information about us and the shares of Common Stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the Securities and Exchange Commission are also available at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

EXECUTIVE COMPENSATION

The following table sets forth summary information concerning the compensation received for services rendered to us during the fiscal years ended September 30, 2005 and 2004 by our Chief Executive Officer.  No officer received annual compensation of more than $100,000.

Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation
James Weller Chief Executive Officer, President and director	2005 2004 2003	$80,000 -0- -0-	-0- -0- -0-	-0- -0- -0-

Employment Contracts

We have entered employment agreements with James G. Weller to act as our Chief Executive Officer, Gina F. Weller to act as our Chief Financial Officer and Jason C. Eck as our Chief Operating Officer.  Each of the employment agreements is for the period from May 1, 2005 until December 31, 2008 and provides that we will pay Mr. Weller, Mrs. Weller and Mr. Eck a base salary as set forth below during each of the periods.

May 1, 2005 to December 31, 2005

$ 80,000

January 1, 2006 to December 31, 2006

$125,000

January 1, 2007 to December 31, 2007

$130,000

January 1, 2008 to December 31, 2008

$135,000

In addition, the agreement provides for the payment of incentive bonuses of up to 100% of base compensation to each of our executive officers depending on achievement of goals set by the Board of Directors.  No incentive bonuses will be paid for the year ended September 30, 2005 and the Board of Directors has not established performance goals for the year ending September 30, 2006.

Board Compensation

Members of our Board of Directors do not receive cash compensation for their services as directors but are reimbursed for their expenses incurred in connection with their attendance at any meeting.

INTEREST OF NAMED EXPERTS

The financial statements incorporated by reference to this prospectus have been audited by Malone & Bailey PC, which are independent certified public accountants, to the extent and for the periods set forth in its report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

FINANCIAL STATEMENTS

The following financial statements are a part of this prospectus:

Report of Independent Registered Public Accounting Firm

Balance Sheet as of September 30, 2005

Statements of Operations for the Years Ended September 30, 2005 and 2004

Statement of Changes in Stockholders' Deficit for the Years ended September 30, 2005 and 2004

Statements of Cash Flows for the Years Ended September 30, 2005 and 2004

Notes to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

      Z Yachts, Inc.

      Alpharetta, Georgia

We have audited the accompanying balance sheet of Z Yachts, Inc., ("Z Yachts"), as of September 30, 2005 and the related statements of operations, changes in stockholders' deficit and cash flows for the two years then ended.  These financial statements are the responsibility of Z Yachts' management.  Our responsibility is to express an opinion o these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Z Yachts as of September 30, 2005 and the results of its operations and its cash flows for the period described in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Z Yachts will continue as a going concern.  As discussed in Note 2 to the financial statements, Z Yachts has a negative working capital and a shareholders' deficit, which raises substantial doubt about its ability to continue as going concern.  Management's plans regarding those matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE & BAILEY, PC

www.malone-bailey.com

Houston, Texas

November 21, 2005

Z YACHTS, INC.

(formerly Z Yachts, LLC)

BALANCE SHEET

September 30, 2005

ASSETS

Cash	$ 18,876
Accounts receivable	750
Prepaid expenses	3,015

Total current assets	22,641

Fixed assets, net of accumulated depreciation of $1,059	10,947

TOTAL ASSETS	$ 33,588

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Escrow liability	$ 25,312
Accounts payable	36,298
Loans from shareholders	18,479
Bank line of credit	66,900
Payroll liabilities	14,188
Other current liabilities	942

Total current liabilities	162,119

Commitments	-

Stockholders' Deficit
Common stock, $.001 par value, 50,000,000 shares authorized, 19,056,650 shares issued and outstanding	19,057
Additional paid in capital	725,685
Retained deficit	(873,273)

Total Stockholders' Deficit	(128,531)

TOTAL LIABILITIES & STOCKHOLDERS' DEFICIT	$ 33,588

See accompanying summary of accounting policies

and notes to financial statements.

Z YACHTS, INC.

(formerly Z Yachts, LLC)

STATEMENTS OF OPERATIONS

Years Ended September 30, 2005 AND 2004

	2005	2004

Brokerage income	$ 370,937	$ 185,612

General & administrative expenses	881,507	183,193
Non-cash compensation	350,000	-
Depreciation expense	1,059	-
Interest expense	1,164	665

Net income (loss)	$ (862,793)	$ 1,754

Basic and diluted loss per common share	$ (0.05)	$ 0.00

Weighted average common shares outstanding	18,269,151	18,000,000

See accompanying summary of accounting policies

and notes to financial statements.

Z YACHTS, INC.

(formerly Z Yachts, LLC)

STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

Years Ended September 30, 2005 and 2004

	Common Stock
	Shares	Amount	Additional Paid in Capital	Retained Deficit	Total

Balances, September 30, 2003	18,000,000	$ 18,000	$ (14,742)	$ (12,234)	$ (8,976)

Imputed interest	-	-	665	-	665

Net income	-	-	-	1,754	1,754

Balances, September 30, 2004	18,000,000	18,000	(14,077)	(10,480)	(6,557)

Stock issued for cash	556,650	557	389,098	-	389,655

Stock issued for services	500,000	500	349,500	-	350,000

Imputed interest	-	-	1,164	-	1,164

Net loss	-	-	-	(862,793)	(862,793)

Balances, September 30, 2005	19,056,650	$ 19,057	$ 725,685	$ (873,273)	$ (128,531)

See accompanying summary of accounting policies

and notes to financial statements.

Z YACHTS, INC.

(formerly Z Yachts, LLC)

STATEMENTS OF CASH FLOWS

Years Ended September 30, 2005 and 2004

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)	$ (862,793)	$ 1,754
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Imputed interest	1,164	665
Depreciation expense	1,059	-
Stock issues for services	350,000	-
Changes in:
Prepaid expenses	(3,015)	833
Escrow liability	(26,086)	39,753
Accounts payable	30,771	5,527
Accounts receivable	(750)	-
Other current liabilities	15,132	-

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(494,518)	48,532

CASH FLOWS FROM FINANCING ACTIVITIES

Purchase of property & equipment	(12,006)	-

NET CASH USED IN INVESTING ACTIVITIES	(12,006)	-

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from shareholders' loans	39,442	6,500
Payments on shareholders' loans	(33,678)	(5,737)
Net change in bank line of credit	66,900	-
Stock sold for cash	389,655	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	462,319	763

See accompanying summary of accounting policies

and notes to financial statements.

NET CHANGE IN CASH	(44,205)	49,295
Cash balance, beginning	63,081	13,786

Cash balance, ending	$ 18,876	$ 63,081

Supplemental disclosure:
Income taxes paid	$ -	$ -
Interest paid	-	-

See accompanying summary of accounting policies

and notes to financial statements.

Z YACHTS, INC.

(formerly Z Yachts, LLC)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Z Yachts, LLC was formed as a limited liability company in the State of Florida on December 3, 2002.  Z Yachts was converted from a limited liability company to a corporation, Z Yachts, Inc. ("Z Yachts") on April 8, 2005.  Z Yachts is a full-service brokerage company that serves both recreational boaters and the marine industry.  Z Yachts offers an extremely large selection of pre-owned yachts, cruisers, houseboats, sport-fishers, high performance and ski boats.

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of operations.  Actual results could differ from those estimates.

Reclassifications.  Certain prior year amounts have been reclassified to confirm with the current year presentation.

Cash and Cash Equivalents.  For purposes of the statement of cash flows, Z Yachts considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.  There were no cash equivalents as of September 30, 2005.

Revenue Recognition.  Z Yachts recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectability is reasonably assured.  This typically occurs at closing when the title is transferred from seller to buyer.

Allowance for Doubtful Accounts.  Bad debt expense is recognized based on management's estimate of likely losses per year, based on past experience and an estimate of current year uncollectible amounts.  There was $0 allowance for doubtful accounts as of September 30, 2005.

Advertising Costs.  Advertising Costs are expensed as incurred.  Advertising costs were $19,880 and $10,866 for the years ended September 30, 2005 and 2004, respectively.

Property and Equipment.  Property and equipment is valued at cost.  Additions are capitalized and maintenance and repairs are charged to expense as incurred.  Gains and losses on dispositions of equipment are reflected in operations.  Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are three to seven years.

Impairment of Long-Lived Assets.  Z Yachts reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate.  Z Yachts assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition.  If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

Income Taxes.  Prior to April 8, 2005, Z Yachts was a limited liability company whereby federal and state income taxes were not payable by, or provided for.  Members of Z Yachts were taxed individually on their share of partnership earnings.  From April 8, 2005 going forward, Z Yachts recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered.  Z Yachts provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and Diluted Net Income (Loss) per Share.  The basic net income (loss) per common share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding.  Diluted net income (loss) per common share is computed by dividing the net income (loss) adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities.  For the years ended September 30, 2005 and 2004, there were no dilutive securities.

Recently Issued Accounting Pronouncements.  Z Yachts does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Z Yachts' results of operations, financial position or cash flow.

NOTE 2 - GOING CONCERN

As shown in the accompanying financial statements, Z Yachts has a working capital deficit of $139,478 and a stockholders' deficit of $128,531.  These conditions raise substantial doubt as to Z Yachts' ability to continue as a going concern.  Management has plans to raise additional capital through sales of its common stock and financial loans.  The financial statements do not include any adjustments that might be necessary if Z Yachts is unable to continue as a going concern.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at September 30, 2005:

Description	Life	Amount

Computer equipment	3 years	$ 9,379
Equipment	5 years	2,627

		12,006
Less: accumulated depreciation		(1,059)

		$ 10,947

Depreciation expenses totaled $1,059 and $0 in fiscal 2005 and 2004, respectively.

NOTE 4 - ESCROW LIABILITY

Escrow liability at September 30, 2005 consists of deposits received from buyers in connection with pending sales.

NOTE 5 - LOANS FROM SHAREHOLDERS

The shareholders advance money to Z Yachts on an as-needed basis.  The advances are due on demand, bear no interest and are unsecured.  Imputed interest of 8% was recorded as a contribution to capital for 2005 and 2004.

NOTE 6 - BANK LINE OF CREDIT

Z Yachts opened a bank line of credit with Bank of America in September 2005.  Z Yachts may borrow up to $100,000 against the line.  Interest is 8.75% per annum.  The line is secured by the personal guarantees of the officers.

NOTE 7 - COMMITMENTS

Z Yachts has three office leases.  One is for office space under an eighteen-month operating lease which began in May 2005 for $1,415 per month.  The second is for office space under a twelve-month operating lease which began in May 2005 for $700 per month.  The third lease is for office space under a twelve-month operating lease signed in September 2005 which will begin in October 2005 for $1,590 per month.  Z Yachts was required to pay security deposits totaling $1,000 in September 2005 and $3,180 in October 2005.  Prior to May 2005, Z Yachts' principal office was in the office of Z Yachts' president pursuant to a verbal agreement on a rent-free month-to-month basis.

Rent expense was $10,575 and $0 for fiscal 2005 and 2004, respectively.

Future minimum lease payments under non-cancelable operating leases are as follows:

Year Ending September 30,
2006	$40,960
2007	1,415

NOTE 8 - COMMON STOCK

In April and May 2005, Z Yachts issued:

o

6,000,000 shares of common stock as founder shares to each of the three limited liability company members

o

556,650 shares of common stock to several investors for $.70 per share for total cash proceeds of $389,655

o

500,000 shares of common stock values at $.70 per share or $350,000 to a consultant for services

NOTE 9 - INCOME TAXES

Prior to April 8, 2005, Z Yachts was a limited liability company whereby federal and state income taxes were not payable by, or provided for.  Members of Z Yachts were taxed individually on their share of partnership earnings.

From April 8, 2005 going forward, Z Yachts uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.  During fiscal 2005, Z Yachts incurred net losses and, therefore, has no tax liability.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is approximately $506,000 at September 30, 2005, and will expire in 2025.

At September 30, 2005, deferred tax assets consisted of the following:

Deferred tax assets
Net operating losses	$ 172,000
Less: valuation allowance	(172,000

Net deferred tax asset	$ 0

NOTE 10 - SUBSEQUENT EVENTS

In October and November 2005, Z Yachts borrowed:

o

$35,000 from a shareholder.  The loan is due on demand, bears no interest and is unsecured.

o

$125,000 against a $125,000 newly opened line of credit from First Banking Center.  The note matures on November 16, 2006, bears interest of Prime plus 0.5% and is secured by the property and vehicle of one of the officers that was pledged on behalf on the company.

o

$25,000 against a $25,000 newly opened revolving line of credit from Washington Mutual.  The note is due on demand, bears interest of 9.25% and is secured by the personal guarantees of the officers.

Dealer Prospectus Delivery Obligation

Until 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Section 607.0850 of the Nevada Statutes, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best shares of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The By-laws of Z Yachts, Inc. provide that it shall indemnify its directors and officers to the fullest extent permitted by Nevada law.  With regard to the foregoing provisions, or otherwise, Z Yachts, Inc. has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Z Yachts, Inc. will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities registered hereby.  Items marked with an asterisk (*) represent estimated expenses.

Description	Amount to be Paid

SEC Registration Fee	$ 133
EDGAR Filing Fee	2,000
Consulting Fees	75,000
Legal Fees and Expenses*	30,000
Accounting Fees and Expenses*	10,000
Transfer Agent and Registrar*	5,000
Printing and Engraving*	2,500
Miscellaneous*	2,500

Total*	$ 127,133

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

During April 2005, the Registrant issued a total of 18,000,000 shares of Common Stock to the Registrant's founders as a result of the conversion of a privately held limited liability company to a corporation and represent their respective interests in the Registrant's predecessor.  These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 145.

Also during April 2005, the Registrant issued a total of 1,056,650 shares to several investors and a consultant for services rendered in transactions that were exempt from registration under Section 4(2) of the Securities Act of 1933 because:

o

None of these transactions involved underwriters, underwriting discounts or commissions;

o

All shares were restricted from further sale or transfer by restrictive legends and applicable stop transfer instructions;

o

No sales were made by general solicitation or advertising;

o

Sales were made only to accredited investors or investors who were sophisticated enough to evaluate the risks of the investment; and

o

All investors either had a previous relationship with the Registrant or were given the opportunity to obtain any additional information.

EXHIBITS

Exhibit No.	Description

2.1

Conversion Agreement dated April 8, 2005 between Z Yachts, LLC, a Florida limited liability company and Z Yachts, Inc., a Nevada corporation (filed with original registrations statement on August 16, 2005)

3.1	Articles of Incorporation of Z Yacht, Inc., a Nevada corporation as filed with the Secretary of State of Nevada on April 8, 2005 (filed with original registrations statement on August 16, 2005)

3.2	By-laws of Z Yacht, Inc., a Nevada corporation (filed with original registrations statement on August 16, 2005)

4.1	Form of certificate representing the Common Stock, $.001 par value per share, of Z Yachts, Inc., a Nevada corporation (filed with original registrations statement on August 16, 2005)

5.1	Legal opinion of Franklin, Cardwell & Jones regarding the legality of the shares registered pursuant to this registration statement

10.1	Employment Agreement dated May 1, 2005 between Z Yachts, Inc., a Nevada corporation, and James G. Weller (filed with original registrations statement on August 16, 2005)

10.2	Employment Agreement dated May 1, 2005 between Z Yachts, Inc., a Nevada corporation, and Gina F. Weller (filed with original registrations statement on August 16, 2005)

10.3	Employment Agreement dated May 1, 2005 between Z Yachts, Inc., a Nevada corporation, and Jason C. Eck (filed with original registrations statement on August 16, 2005)

10.4

DehlerDirect Yacht Listing Agreement dated March 22, 2005 between Z Yachts, LLC, a Florida limited liability company, and Dehler North America, Ltd. (filed with original registrations statement on August 16, 2005)

10.5

Z Yachts Manufacturer Direct Program Agreement dated June 23, 2005 between Z Yachts, Inc., a Nevada corporation, and Xtreme Companies, Inc. (filed with original registrations statement on August 16, 2005)

10.6	Z Yachts Manufacturer Direct Program Agreement dated June 28, 2005 between Z Yachts, Inc. a Nevada corporation, and Black Hawk U.S.A. (filed with original registrations statement on August 16, 2005)

10.7	Service Contract dated March 28, 2005 between Go Public Today, Inc. and Z Yachts, LLC (filed with original registrations statement on August 16, 2005)

23.1	Consent of Malone & Bailey, PC

23.2	Consent of Franklin, Cardwell & Jones (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the Signature Page)

UNDERTAKINGS

The Registrant hereby undertakes:

(1)    To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)    Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933;

(ii)    Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)    Include any additional or changed material information on the plan of distribution;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the City of Alpharetta, State of Georgia on December 22, 2005.

Z YACHTS, INC.

By: /s/ James Weller
Name: James Weller
Title: Chief Executive Officer

By: /s/ Regina F. Weller
Name: Regina F. Weller
Title: Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following individuals in the capacities and on the date indicated.  Each person whose signature appears below constitutes and appoints James G. Weller his true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ James G. Weller James G. Weller	Chief Executive Officer, President and director (Title)	December 22, 2005 (Date)

/s/ Regina F. Weller Regina F. Weller	Chief Financial Officer, Secretary and director (Title)	December 22, 2005 (Date)

/s/ Jason C. Eck Jason C. Eck	Chief Operating Officer, Vice President and director (Title)	December 22, 2005 (Date)

EXHIBIT INDEX

Exhibit No.		Description

2.1

Conversion Agreement dated April 8, 2005 between Z Yachts, LLC, a Florida limited liability company and Z Yachts, Inc., a Nevada corporation (filed with original registrations statement on August 16, 2005)

3.1		Articles of Incorporation of Z Yacht, Inc., a Nevada corporation as filed with the Secretary of State of Nevada on April 8, 2005 (filed with original registrations statement on August 16, 2005)

3.2		By-laws of Z Yacht, Inc., a Nevada corporation (filed with original registrations statement on August 16, 2005)

4.1		Form of certificate representing the Common Stock, $.001 par value per share, of Z Yachts, Inc., a Nevada corporation (filed with original registrations statement on August 16, 2005)

5.1	*	Legal opinion of Franklin, Cardwell & Jones regarding the legality of the shares registered pursuant to this registration statement

10.1		Employment Agreement dated May 1, 2005 between Z Yachts, Inc., a Nevada corporation, and James G. Weller (filed with original registrations statement on August 16, 2005)

10.2		Employment Agreement dated May 1, 2005 between Z Yachts, Inc., a Nevada corporation, and Gina F. Weller (filed with original registrations statement on August 16, 2005)

10.3		Employment Agreement dated May 1, 2005 between Z Yachts, Inc., a Nevada corporation, and Jason C. Eck (filed with original registrations statement on August 16, 2005)

10.4

DehlerDirect Yacht Listing Agreement dated March 22, 2005 between Z Yachts, LLC, a Florida limited liability company, and Dehler North America, Ltd. (filed with original registrations statement on August 16, 2005)

10.5

Z Yachts Manufacturer Direct Program Agreement dated June 23, 2005 between Z Yachts, Inc., a Nevada corporation, and Xtreme Companies, Inc. (filed with original registrations statement on August 16, 2005)

10.6		Z Yachts Manufacturer Direct Program Agreement dated June 28, 2005 between Z Yachts, Inc. a Nevada corporation, and Black Hawk U.S.A. (filed with original registrations statement on August 16, 2005)

10.7		Service Contract dated March 28, 2005 between Go Public Today, Inc. and Z Yachts, LLC (filed with original registrations statement on August 16, 2005)

23.1	*	Consent of Malone & Bailey, PC

23.2	*	Consent of Franklin, Cardwell & Jones (included in Exhibit 5.1)

24.1	*	Powers of Attorney (included on the Signature Page)

* filed herewith